UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

MANNING & NAPIER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

290 Woodcliff Drive

Fairport, New York 14450

Marc O. Mayer Chairman and Chief Executive Officer

Letter to Our Stockholders

You are cordially invited to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Manning & Napier, Inc. (the “Company,” “we,” “our” or “us”). The Annual Meeting will be held at 9:00 a.m., Eastern Daylight Time on Wednesday, June 22, 2022. Our Annual Meeting is a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/MN2022 and entering the control number from your notice of internet availability of proxy materials.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders describe the formal business to be transacted at the Annual Meeting. Our directors and executive officers will be present at the Annual Meeting to respond to questions from our stockholders.

All holders of record of the Company’s shares of Class A common stock outstanding at the close of business on April 25, 2022 will be entitled to vote at the Annual Meeting.

Your vote is important to us and our business and we strongly encourage you to cast your vote.

On March 31, 2022, we entered into a definitive agreement to be acquired by an affiliate of Callodine Group, LLC for $12.85 per share. We believe this proposed transaction creates value for our stockholders while providing significant benefits to all stakeholders. The Annual Meeting does not relate to the proposed transaction. We will hold a separate special meeting of Company stockholders to approve resolutions relating to the proposed transaction.

Sincerely,

Marc O. Mayer

Chief Executive Officer

Fairport, New York

April 29, 2022

Manning & Napier, Inc.

Notice of Annual Meeting of Stockholders To be held on June 22, 2022	290 Woodcliff Drive Fairport, New York 14450

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Manning & Napier, Inc. (the “Company,” “we,” “our” or “us”), which will be a virtual meeting held over the Internet, will be held at 9:00 a.m., Eastern Daylight Time on Wednesday, June 22, 2022 for the following purposes:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 22, 2022:

The Proxy Statement for the Annual Meeting of Stockholders and 2021 Annual Report to Stockholders are available, free of charge, at www.proxyvote.com.

Agenda
I.	Election of six directors to the Company’s board of directors (“Board of Directors”);
II.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
III.	An advisory (non-binding) vote approving the compensation of our named executive officers; and
IV.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record of the Company’s Class A common stock at the close on business on April 25, 2022 (“stockholders”) are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder is entitled to one vote for each share of Class A common stock held at the close of business on April 25, 2022. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting through the Corporate Secretary at our principal executive offices at 290 Woodcliff Drive, Fairport, New York 14450.

Even if you plan to attend the Annual Meeting, we ask you vote promptly to ensure that your shares are represented. Our Annual Meeting will be a virtual meeting held over the Internet, and you will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/MN2022 and entering your control number.

By Order of the Board of Directors,

Sarah C. Turner

Corporate Secretary

Fairport, New York

April 29, 2022

Manning & Napier, Inc.

Manning & Napier, Inc.

Proxy Statement for the Annual Meeting of Stockholders to be held at 9:00 a.m. on June 22, 2022	Manning & Napier, Inc. 290 Woodcliff Drive Fairport, New York 14450

In this Proxy Statement for the Annual Meeting of Stockholders (this “Proxy Statement”), “we,” “our,” and “us” refers to Manning & Napier, Inc. (also referred to as the “Company”) and its consolidated subsidiaries.

This Proxy Statement is furnished to the holders of the Company’s Class A common stock (“stockholders”) in connection with the solicitation of proxies by the Company’s board of directors (“Board of Directors”) for use at the annual meeting of stockholders of the Company to be held on Wednesday, June 22, 2022 at 9:00 a.m., Eastern Daylight Time (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. As described below, the Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet.

A Notice of Internet Availability of Proxy Materials (the “Notice”) will initially be mailed to stockholders on or about May 4, 2022, and stockholders will have the option to request a full set of such materials (the Chief Executive Officer’s letter, the Notice of Annual Meeting of Stockholders, this Proxy Statement, a proxy card for holders of our Class A common stock, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2021 (the “Annual Report”)) prior to the Annual Meeting.

YOU CAN VOTE YOUR SHARES OF CLASS A COMMON STOCK OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, YOU MAY ALSO VOTE BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED.

This Proxy Statement and our Annual Report are available at www.proxyvote.com.

RECENT DEVELOPMENTS

On March 31, 2022, we entered into a definitive agreement to be acquired by an affiliate of Callodine Group, LLC for $12.85 per share. We believe this proposed transaction creates value for our stockholders while providing significant benefits to all stakeholders. The Annual Meeting does not relate to the proposed transaction. We will hold a separate special meeting of Company stockholders to approve resolutions relating to the proposed transaction.

Manning & Napier, Inc.	1

Questions and Answers about the Proxy Materials and the Annual Meeting

When and where is the Annual Meeting?

The Annual Meeting will be held live over the Internet at 9:00 a.m., Eastern Daylight Time, on Wednesday, June 22, 2022, at www.virtualshareholdermeeting.com/MN2022. There will not be an option for stockholders to attend the Annual Meeting in person. A summary overview of the information you need to attend the Annual Meeting over the Internet is provided below:

•	All stockholders can attend the Annual Meeting over the Internet at www.virtualshareholdermeeting.com/MN2022;

•	Only stockholders as of the record date of April 25, 2022 may vote or submit questions electronically while attending the Annual Meeting (by using the 16-digit control number provided in your Notice);

•	Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/MN2022; and

•	A replay of the Annual Meeting will be available over the Internet for approximately 12 months following the date of the Annual Meeting at www.virtualshareholdermeeting.com/MN2022.

Who is soliciting my proxy?

The solicitation of proxies is made by and on behalf of the Board of Directors.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we will send a Notice to all of our stockholders as of the record date of April 25, 2022, unless you have previously requested printed copies or email delivery. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of our proxy materials. In addition, by following the instructions in the Notice, stockholders may elect to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What matters will be voted upon at the Annual Meeting?

At the Annual Meeting you will be asked to consider and vote upon the following matters:

•	Election of six directors to our Board of Directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

•	An advisory vote approving the compensation of our named executive officers; and

•	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of at least a majority of our issued and outstanding shares of Class A common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. An abstention from voting and broker non-votes, both of which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

2	2022 Proxy Statement

Questions and Answers About the Proxy Materials and the Annual Meeting

Who is entitled to vote?

Only stockholders of record of our Class A common stock at the close of business on Tuesday, April 25, 2022, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held: (1) directly by the stockholder of record; and (2) beneficially through a broker, bank or other nominee. Each stockholder is entitled to one vote for each share of Class A common stock held as of close of business on the record date.

As of the record date, there were 19,124,332 shares of our Class A common stock issued and outstanding and entitled to be voted at the Annual Meeting.

What is the difference between holding shares as a “registered owner” compared to holding shares as a “beneficial owner”?

Most of our stockholders hold their shares of Class A common stock through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between holding shares as a registered owner compared to holding shares as a beneficial owner:

•

Registered Owners—If your shares of Class A common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record. As the stockholder of record, you have the right to directly grant the Company a proxy to vote on your behalf or to vote in person at the Annual Meeting.

•

Beneficial Owners—If your shares of Class A common stock are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote at the Annual Meeting. However, since you are not a stockholder of record, you may be required to obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record), giving you the right to vote these shares at the Annual Meeting. Follow the instructions you receive from your broker, bank or other nominee.

What stockholder approval is necessary for approval of the proposals?

Directors are elected by the affirmative vote of the holders of a plurality of the shares of Class A common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means the six individuals who receive the most votes will be elected as directors (“Plurality Vote”). While directors are elected by a Plurality Vote, our Board of Directors has adopted a director resignation policy. This policy states that in an uncontested election, any director nominee must tender his or her resignation to the Board of Directors if the director receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election (a “Majority Withheld Vote”). See “Corporate Governance – Majority Vote Resignation Policy for Director Elections” for more information. If you withhold the authority to vote for the election of a director nominee, your shares will not be voted with respect to such director nominee(s) indicated but your shares will be counted for purposes of determining whether there is a quorum. Under our director resignation policy, a “WITHHOLD” vote will have a similar effect as a vote against that director nominee. A broker non-vote will not count as a vote for or against this proposal.

Although the Company’s independent registered public accounting firm is selected by the Audit Committee of the Board of Directors, the Audit Committee will consider the outcome of the vote on the ratification of our independent public accounting firm when considering the appointment of PwC as our independent public accountants. A majority of the votes cast at the Annual Meeting (“Majority Vote”) is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. An abstention from voting will not count as a vote for or against the proposal. Since brokers have discretion to vote on this proposal, there will be no broker non-votes related to this proposal.

The advisory vote approving the compensation of our named executive officers requires a Majority Vote. Votes may be cast FOR or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. Abstentions from voting and broker non-votes will not count as a vote for or against the proposal. While our Board of Directors intends to carefully consider the stockholder vote resulting from this proposal, the final vote will not be binding and is advisory in nature.

Manning & Napier, Inc.	3

Questions and Answers About the Proxy Materials and the Annual Meeting

May I vote my shares of Class A common stock at the Annual Meeting?

If you are the registered owner of shares of Class A common stock as of the record date, you have the right to vote these shares at the Annual Meeting.

If you are the beneficial owner of shares of Class A common stock as of the record date, you may be required to request and receive a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote these shares at the Annual Meeting. Follow the instructions you receive from your broker, bank or other nominee.

Even if you plan to attend the Annual Meeting over the Internet, we recommend that you vote before the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares of Class A common stock without attending the Annual Meeting?

If you are the registered owner of shares of Class A common stock as of the record date, you may vote over the Internet or, if you received paper copies of our proxy materials, over the Internet or by telephone or by completing, signing, dating and returning a proxy card. Specific instructions for using the Internet and telephone voting systems are on the proxy card. The Internet and telephone voting systems will be available until the start of the Annual Meeting.

If you are the beneficial owner of shares of Class A common stock held in street name as of the record date, you may instruct your broker, bank or other nominee on how to vote your shares, by following the instructions in the materials you received from your broker, bank or other nominee.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because: (1) the beneficial owner has not instructed the nominee how to vote; and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (“NYSE”) rules, a broker, bank or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

All of the Company’s proposals other than the ratification of PwC as the Company’s independent registered public accounting firm for fiscal year 2022 are non-routine matters and, therefore, shares of our Class A common stock held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. If you are a beneficial owner, you should follow the instructions provided by your nominee in directing your nominee on how to vote your shares of Class A common stock.

How will my proxy be voted?

Shares of Class A common stock represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received timely, and not subsequently revoked, will be voted at the Annual Meeting and any adjournments or postponements thereof in the manner directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares: (1) FOR the election of the nominees listed in this Proxy Statement as directors of the Company; (2) FOR the ratification of PwC as the Company’s independent registered public accounting firm for the 2022 fiscal year; and (3) FOR the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. If, for any unforeseen reason, any of the director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board of Directors.

May I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

4	2022 Proxy Statement

Questions and Answers About the Proxy Materials and the Annual Meeting

If you are the registered owner of shares of Class A common stock as of the record date, you may revoke your proxy and change your vote with respect to those shares by submitting a later-dated proxy, a later-dated vote by telephone or a later-dated vote via the Internet, or by voting at the Annual Meeting. You can also revoke your proxy by giving notice of your revocation to us in writing mailed to the attention of the Corporate Secretary, at our executive offices.

If you are the beneficial owner of shares of Class A common stock held in street name as of the record date, you may revoke your proxy and change your vote with respect to those shares by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or voting at the Annual Meeting.

You should be aware that your attendance at the virtual Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Who will count the votes?

Our proxy agent, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), will tabulate and certify the votes. A representative of the proxy agent will serve as the inspector of election.

Who will pay the costs of soliciting proxies?

The costs of soliciting proxies pursuant to this Proxy Statement will be borne by the Company. Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to our stockholders. The Company may also reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Class A common stock.

Where can I find the voting results of the Annual Meeting?

The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and/or multiple proxy or voting instruction cards. For example, if you hold your shares of Class A common stock in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner of Class A common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Who can help answer my questions?

If you have any questions concerning a proposal or the Annual Meeting, or if you would like additional copies of this Proxy Statement or our Annual Report, please call our Investor Relations office toll free at 1-800-983-3369. In addition, information regarding the Annual Meeting is available via the Internet at our website https://ir.manning-napier.com.

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY. The summary information provided above in “question and answer” format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE FOLLOWING THE INSTRUCTIONS IN THE MATERIALS YOU RECEIVED.

Manning & Napier, Inc.	5

Proposals to be Voted on at the Annual Meeting Proposal 1 Election of Directors

The Board of Directors unanimously recommends that stockholders vote FOR each of the director nominees listed herein.

At the Annual Meeting, six directors are to be elected to serve as members of our Board of Directors for a term of one year, until the 2023 Annual Meeting of Stockholders or until their successors are elected and qualified, or their earlier resignation or removal. The six nominees for director are:

Richard S. Goldberg

Barbara Goodstein

Lofton Holder

Kenneth A. Marvald

Marc O. Mayer

Edward J. Pettinella

Our Nominating and Corporate Governance Committee recommended each of Richard S. Goldberg, Barbara Goodstein, Lofton Holder, Kenneth A. Marvald, Marc O. Mayer and Edward J. Pettinella as a nominee for director, and our Board of Directors approved the nomination of each of these director nominees. All of these director nominees are current members of our Board of Directors, and each director nominee has agreed to be named in this Proxy Statement and to serve as a director of the Company if elected. Our Board of Directors believes these director nominees are well qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole.

If any director nominee becomes unavailable for election, which is not anticipated, our Board of Directors intends that proxies will be voted for the election of such other person or persons as designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

There is no cumulative voting for the election of directors.

Number of Directors, Term of Directors and Executive Officers

Our Amended and Restated Bylaws provide that the number of directors to serve on the Board of Directors will not be less than three nor more than 15, with the exact number to be fixed by our Board of Directors. At our Annual Meeting our stockholders elect successors for each director whose term as a member of our Board of Directors has expired. The Board of Directors currently has six directors. The Board of Directors elects members to fill new membership positions and vacancies in unexpired terms on the Board of Directors. Executive officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified or until their earlier death, retirement, resignation or removal.

Directors

The following table sets forth certain information concerning the current directors of the Company. Ages are given as of the date of this proxy statement.

Name	Age	Position(s)	Date of Election

Marc O. Mayer	64	Chief Executive Officer, Chairman of the Board	2019

Richard S. Goldberg	69	Director	2014

Barbara Goodstein	61	Director	2012

Lofton Holder	57	Director	2021

Kenneth A. Marvald	59	Director	2017

Edward J. Pettinella	70	Lead Independent Director	2011

6	2022 Proxy Statement

Proposal 1 Election of Directors

Marc O. Mayer      Age 64    |    Director since 2019

Committees: • None

Biography:

Marc O. Mayer has served as our Chairman of the Board since July 30, 2020 and as our Chief Executive Officer since January 2019. Mr. Mayer has also served as the President of our affiliates Manning & Napier Advisors, LLC (“Manning & Napier Advisors”), Manning & Napier Group, LLC (“Manning & Napier Group”), and Rainier Investment Management, LLC, since January 2019. Prior to joining the Company, Mr. Mayer served as Head of North American Distribution for Schroders in New York, where he was responsible for leading all institutional and intermediary business initiatives from 2014 to 2018. Prior to Schroders, he served as Chief Executive Officer at GMO LLC, an investment management firm, with over $70 billion in assets under management (“AUM”), from 2009 to 2011. This was preceded by a 20-year tenure at AllianceBernstein and its predecessor firm, Sanford C. Bernstein, Inc.. At AllianceBernstein, Mr. Mayer’s roles included Head of their $250 billion in AUM global institutional business, Head of their $150 billion in AUM global intermediary business, and Chief Investment Officer of Blend Strategies, overseeing $150 billion in AUM. Prior to Bernstein’s combination with Alliance Capital, Mayer was Chief Executive Officer and Director of Research of Sanford C. Bernstein & Co., LLC, Bernstein’s sell-side research subsidiary, and also a member of Bernstein’s Board of Directors. Mr. Mayer Chairs the Board of Directors of the American Friends of the Hebrew University and he also chairs its investment committee. He also serves on the executive committee of the Hebrew University in Jerusalem. He serves on the board of Columbia Business School and is a trustee of Saint Ann’s School in Brooklyn, NY. Mr. Mayer earned a Bachelor’s degree from Yale University in 1978, and an M.B.A. from Columbia University School of Business in 1983.

Qualifications:

Mr. Mayer’s qualifications to service on our Board of Directors include his over 30 years of experience in the asset management industry.

Richard S. Goldberg      Age 69    |    Director since 2014

Committees: • None

Biography:

Richard S. Goldberg served as our Co-Chief Executive Officer from March 2018 to January 2019, joined our Board of Directors in June 2014, and served as an advisor to Manning & Napier Advisors from 1998 through December 31, 2020. Mr. Goldberg has over 30 years of experience as an investment banker focusing on the global financial institution sector. His career included positions at Lehman Brothers, Lazard, Needham & Company (2009 to 2018) and Wasserstein Perella as head of the North American financial institutions advisory practice. Mr. Goldberg is currently a faculty and board member of Columbia University’s School of International and Public Affairs since 2005 and 2009, respectively. In addition, Mr. Goldberg has been a published author, taught graduate courses at Brandeis University’s International Business School as a Senior Lecturer, provided industry commentary on Bloomberg TV and NPR, and guest lectured at prominent US and European universities. Mr. Goldberg earned a Bachelor’s degree from Boston College in 1975 and an M.B.A. from University of Pennsylvania’s Wharton Business School in 1978.

Qualifications:

Mr. Goldberg’s qualifications to serve on our Board of Directors include his more than 30 years of experience in the investment industry.

Manning & Napier, Inc.	7

Proposal 1 Election of Directors

Barbara Goodstein      Age 61    |    Director since 2012

Committees: • Audit • Compensation • Nominating & Corporate Governance (Chair)

Biography:

Barbara Goodstein joined our Board of Directors in November 2012. Ms. Goodstein is the Founder of BGreat, and has served as its Chief Executive Officer since 2018. She served as the Chief Executive Officer and President of Tiger 21 Holdings from May 2015 through January 2018, and served as the Chief Marketing Officer at Vonage from July 2012 through January 2015. Prior to joining Vonage, Ms. Goodstein held senior management positions at AXA Equitable, JP Morgan Chase, and Instinet.com. Ms. Goodstein currently serves on the board of directors of KushCo Holdings Inc, where she acts as chair of the Nominating & Governance Committee. She also serves on the advisory board of FOX (Family Office Exchange), the premier global member network for enterprise families. In addition, Ms. Goodstein served as a member of the board of directors of AXA Advisors from 2006 through 2010 and Chase Investor Services Corp. from 2001 through 2005. Ms. Goodstein is a member of the Board of Directors of God’s Love We Deliver. Ms. Goodstein earned a Bachelor’s degree from Brown University in 1981 and an M.B.A. from Columbia University School of Business in 1983.

Qualifications:

Ms. Goodstein’s qualifications to serve on our Board of Directors include her extensive marketing experience in the financial services industry.

Lofton Holder      Age 57    |    Director since 2021

Committees: • Audit • Compensation (Chair) • Nominating & Corporate Governance

Biography:

Lofton Holder joined our Board of Directors in June 2021. From 2011 to 2019, Mr. Holder served as the co-founder and managing partner for Pine Street Alternative Asset Management Company, an investment management firm focused on providing seed capital to emerging hedge fund managers. Prior to co-founding Pine Street, Mr. Holder was a Partner and Managing Director at Investcorp International from 2004 to 2010, and a Managing Director at JP Morgan Investment Management from 1993 to 2004. Mr. Holder also held positions in the Investment Banking Department of The First Boston Corporation. Mr. Holder currently serves on the board of Golub Capital, where he is a member of the Nominating and Corporate Governance Committee and the Audit and Compensation Committees. Mr. Holder also serves on the boards of The Edwin Gould Foundation, Maimonides Medical Center, Pace University, and New York Gray’s Baseball Club. Mr. Holder earned a Bachelor’s degree from Columbia University in 1986, and an M.B.A from Yale University School of Management in 1990.

Qualifications:

Mr. Holder’s qualifications to serve on our Board of Directors include his more than 30 years of experience in the investment industry.

Kenneth A. Marvald      Age 59    |    Director since 2017

Committees: • Audit • Compensation • Nominating & Corporate Governance

Biography:

Kenneth A. Marvald joined our Board of Directors in April 2017. For over 25 years, Mr. Marvald has worked at Graywood Companies Inc., a global equity firm consisting of over 50 domestic and international operating companies across numerous industries, where he: (i) oversees all legal affairs as Vice President & General Counsel; and (ii) has P&L responsibility for a multimillion square foot commercial real estate portfolio. Mr. Marvald also serves as a board member on several boards, including the University of Rochester Medicine Highland Hospital Board, the Excellus Rochester Regional Advisory Board, and The Summers Foundation. Mr. Marvald earned a Bachelor’s degree in Political Science in 1984 from SUNY Binghamton, a J.D. from SUNY Buffalo Law School in 1987, and an LL.M. in Taxation from NYU Law School in 1988.

Qualifications:

Mr. Marvald’s qualifications to serve on our Board of Directors include his over 30 years of experience in corporate law focusing on corporate finance, real estate, M&A, and tax.

8	2022 Proxy Statement

Proposal 1 Election of Directors

Edward J. Pettinella      Age 70    |    Director since 2011

Committees: • Audit (Chair) • Compensation • Nominating & Corporate Governance

Biography:

Edward J. Pettinella joined our Board of Directors in November 2011 and was named Lead Independent Director in July 2020. From January 2004 through October 2015, Mr. Pettinella served as President, CEO and Director of Home Properties, Inc., a real estate investment trust that was traded on the NYSE and acquired, developed and operated apartment communities in the Northeast and Mid-Atlantic markets. Prior to joining Home Properties in 2001, Mr. Pettinella served as President of Charter One Bank of New York and Executive Vice President of Charter One Financial, Inc. In addition, Mr. Pettinella held several management positions for Rochester Community Savings Bank, including Chief Operating Officer, Chief Financial Officer and Chief Investment Officer. Mr. Pettinella serves on the Board of Directors of Life Storage, Inc., a publicly traded real estate investment trust where he is the Chair of the Governance and Nominating Committee. Mr. Pettinella also serves on the Board of Directors of Royal Oak Realty Trust, a private non-traded real estate investment trust. Mr. Pettinella is also a member of the Syracuse University Board of Trustees, where he is the Vice Chair, serves on the Executive Committee and chairs the Audit and Risk Committee. Mr. Pettinella earned a B.S. in Business from SUNY Geneseo in 1973 and an M.B.A. in Finance from Syracuse University in 1976.

Qualifications:

Mr. Pettinella’s qualifications to serve on our Board of Directors include his extensive, broad-based financial and leadership experience in the banking and real estate industries, including a multi-billion dollar financial services company.

There are no family relationships among the Company and any of its directors.

Biographies of Executive Officers

Set forth below is a list of the names, ages and positions of the current executive officers of the Company as of the date of this proxy statement.

Name	Age	Position(s)	Date of Appointment

Paul J. Battaglia	43	Chief Financial Officer	2018

Christopher Briley	51	Chief Technology Officer, Manning & Napier Advisors	2019

Nicole Kingsley Brunner	42	Chief Marketing and Strategy Officer, Manning & Napier Advisors	2018

Ebrahim Busheri	56	Director of Investments, Manning & Napier Advisors	2015

Stacey Green	47	Head of Human Resources	2021

Marc O. Mayer	64	Chief Executive Officer, Chairman of the Board	2019

Aaron McGreevy	47	Chief Distribution Officer	2019

Scott Morabito	34	Managing Director of Client Service and Business Operations	2021

Sarah C. Turner	39	General Counsel & Corporate Secretary	2018

Paul J. Battaglia, Jr. has served as our Chief Financial Officer since March 2018. Mr. Battaglia previously served as Manning & Napier’s Vice President of Finance, having joined the Company in 2004. Mr. Battaglia also serves as the President and Chairman of Manning & Napier Fund, Inc. Prior to joining Manning & Napier, Mr. Battaglia served as an Audit Associate at PricewaterhouseCoopers, LLP. Mr. Battaglia serves on the Board of Directors for Junior Achievement of Central Upstate New York. Mr. Battaglia earned a B.B.A./M.B.A. in Accounting and Finance from St. Bonaventure University in 2001. He is also a Certified Public Accountant.

Christopher Briley has served as our Chief Technology Officer since March 2019. Prior to joining the Company, Mr. Briley served as Legg Mason’s Head of Technology Business Management from February 2016 to January 2018, and its Managing Director and Head of Corporate Application Solutions from January 2018 to March 2019. From February 2013 to January 2016, Mr. Briley served as Senior

Manning & Napier, Inc.	9

Proposal 1 Election of Directors

Director of Global Applications and Architecture at networking services firm Ciena. Mr. Briley earned a Bachelor’s degree in Economics in 1994 from The University of North Carolina at Greensboro, and a Master of Science in Project Management from Penn State University in 2012.

Nicole Kingsley Brunner has served as our Chief Marketing and Strategy Officer since July 2021. Ms. Brunner has previously served as Manning & Napier’s Chief Marketing Officer from August 2018 to July 2021, Director of Marketing Strategy from March 2016 to August 2018, and as our Marketing Manager from May 2002 to March 2016. Ms. Brunner is a member of the Board of Trustees for the National Susan B. Anthony Museum and House, the Advisory Board for Make-A-Wish of Metro/Western NY, and she also serves on the Grant Making Committee for the Rochester Women’s Giving Circle. Ms. Brunner earned a Bachelor’s degree in Public Relations and Marketing Communication from Simmons College in 2002.

Ebrahim Busheri, having rejoined the Company in 2011, is a member of the Senior Research Group and was named Director of Investments in March 2015. Previously, Mr. Busheri worked as the Director of Investments at W.P. Stewart and as a Consultant for Heritage Capital. From 1988 to 2001, Mr. Busheri worked at Manning & Napier Advisors in various roles, including as a Director of Research. Mr. Busheri earned a Bachelor’s degree in Accounting & Economics from Muskingum College in 1986 and an M.B.A. in Finance from the University of Rochester in 1988. Mr. Busheri is also a Chartered Financial Analyst.

Stacey Green has served as our Head of Human Resources since April 2021. Ms. Green previously served as HR Director and Assistant HR Director from January 2020 to April 2021 and January 2018 to January 2020, respectively. She joined the Company in 1997 and held various roles focusing on benefits and payroll within the Human Resources department before being promoted to Assistant HR Director in 2018. Ms. Green earned both a Bachelor’s degree in Business Management with a concentration in Human Resources and her MBA from St. John Fisher College in 1996 and 2001, respectively. Ms. Green also holds a certificate in Industrial Labor Relations from Cornell University and is a member of the Society for Human Resource Management.

Marc O. Mayer, a member of our Board of Directors, has served as our Chief Executive Officer since 2019. Mr. Mayer’s biographical information is included above with the director nominees.

Aaron McGreevy has served as our Chief Distribution Officer since July 2021. Mr. McGreevy previously served as Manning & Napier’s Managing Director of Institutional and Intermediary Sales, Director of Taft-Hartley Services, Vice President and Portfolio Strategist, and Senior Risk Management Analyst. Prior to joining Manning & Napier in 2004, Mr. McGreevy served as an Investment Officer at Fifth Third Bank. Mr. McGreevy earned a Bachelor’s degree in Business Administration from the University of Findlay in 2002. Mr. McGreevy is also a Chartered Retirement Plan Specialist and an Accredited Asset Management Specialist.

Scott Morabito has served as our Managing Director of Client Service and Business Operations since April 2021. Mr. Morabito also serves as the President of Exeter Trust Company, Vice President of the Manning & Napier Fund, Inc., and President and Director of Manning & Napier Investor Services, Inc., the Fund’s distributor. Mr. Morabito originally joined the Company in 2011, and previously served as Manning & Napier’s Managing Director of Operations from July 2019 to April 2021, Director of the Funds Group from January 2017 to July 2019, and held various roles as a strategy analyst or manager from September 2011 to January 2017. Mr. Morabito earned a Bachelor’s degree in Financial Economics from the University of Rochester in 2010 and his MBA in Finance from the Rochester Institute of Technology in 2011.

Sarah C. Turner rejoined the Company in May 2018 to serve as the Company’s General Counsel and Corporate Secretary. Ms. Turner also serves as Chief Legal Officer of Manning & Napier Fund, Inc. Ms. Turner served as Counsel in the Securities and Capital Markets practice group at the law firm Harter Secrest & Emery from October 2017 to April 2018, and prior to that she served as Legal Counsel to the Company since 2010. Prior to joining the Company in 2010, Ms. Turner served as an Associate in the Real Estate practice group at Mayer Brown LLP. Ms. Turner sits on the Board of Directors of the Rochester City Ballet. Ms. Turner earned a Bachelor’s degree in Political Science from Allegheny College in 2004 and her Juris Doctor from Fordham University School of Law in 2007.

There are no family relationships among the Company and any of its executive officers.

10	2022 Proxy Statement

Corporate Governance

Recent Developments

On March 31, 2022, we entered into a definitive agreement to be acquired by an affiliate of Callodine Group, LLC for $12.85 per share. We believe this proposed transaction creates value for our stockholders while providing significant benefits to all stakeholders. The Annual Meeting does not relate to the proposed transaction. We will hold a separate special meeting of Company stockholders to approve resolutions relating to the proposed transaction.

Board Meetings

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend all Board of Directors meetings and meetings of the committees of the Board of Directors on which they serve. During 2021, the Board of Directors held twenty-one meetings. Each director attended at least 75% of the combined total number of meetings of the Board of Directors and each board committee of which he or she was a member.

Attendance of Directors at 2021 Annual Meeting of Stockholders

The Board of Directors encourages all of its members to attend its annual meeting of stockholders. Five of the Company’s directors who were serving at the time and one of the Company’s director nominees participated in the virtual 2021 annual meeting of stockholders.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each consisting solely of independent directors. Our Board of Directors has adopted charters for its committees that comply with the NYSE and SEC rules relating to corporate governance matters. Copies of these committee charters can be found under the “Investor Relations—Governance” section of the Company’s website at https://ir.manning-napier.com and are available to any stockholder upon request in writing to the Company.

Audit Committee    Number of Meetings in 2021: Five

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including performing the following duties:

• monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

• assuming direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

• providing a medium for consideration of matters relating to any audit issues; and

• preparing the audit committee report that the rules require be included in our filings with the SEC.

As of the date of this proxy statement, Ms. Goodstein and Messrs. Holder, Marvald and Pettinella serve on the Audit Committee, and Mr. Pettinella serves as its chair. Our Board of Directors has determined that Ms. Goodstein and Messrs. Holder, Marvald and Pettinella each are financially literate and independent under the NYSE listing standards and under Rule 10A-3 of the Exchange Act, and that Mr. Pettinella is an “audit committee financial expert” within the meaning of the applicable rules of the SEC and the NYSE.

Manning & Napier, Inc.	11

Corporate Governance

Compensation Committee    Number of Meetings in 2021: Ten

Our Compensation Committee reviews and recommends policies relating to the compensation and benefits of our officers, directors and employees. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these persons in light of those goals and objectives, and setting compensation of these persons based on such evaluations. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee may, in its discretion, delegate its authority to its chair or a subcommittee when it deems appropriate and in the best interests of the Company.

As of the date of this proxy statement, Ms. Goodstein and Messrs. Holder, Marvald and Pettinella serve on the Compensation Committee, and Mr. Holder serves as its chair. Our Board of Directors has determined that each of the Compensation Committee members is independent under the NYSE listing standards.

Nominating and Corporate Governance Committee    Number of Meetings in 2021: Four

The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors, evaluates our Board of Directors and our management succession, develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics, and generally advises our Board of Directors on corporate governance and related matters.

As of the date of this proxy statement, Ms. Goodstein and Messrs. Holder, Marvald and Pettinella serve on the Nominating and Corporate Governance Committee, and Ms. Goodstein serves as its chair. Our Board of Directors has determined that each of the Nominating and Corporate Governance Committee members is independent under the NYSE listing standards.

Director Independence

Our Board of Directors has determined that Ms. Goodstein and Messrs. Holder, Marvald, and Pettinella are each, or was during the period of their service during 2021, considered to be “independent directors” within the meaning of the NYSE’s listing standards and under applicable law. The Company does not have separate criteria for determining independence that differ from the NYSE listing standards.

Our Board of Directors reviews periodically the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A director will be considered independent if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE.

Board Leadership Structure

Our Board of Directors and management believe that the choice of whether the Chairman of our Board of Directors should be an executive of the Company or an independent director depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Currently, Mr. Mayer is our Chairman and Chief Executive Officer. We believe having Mr. Mayer serve in both of these roles provides a useful bridge between our Board of Directors and management, which facilitates effective communication. With his more than 30 years of experience in the asset management industry, Mr. Mayer is well suited to drive our long-term strategic initiatives as Chairman while focusing management’s attention on strategy development, the execution of strategic initiatives, and day-to-day operations and performance of the company in his role as Chief Executive Officer.

When Mr. Mayer was appointed Chairman of the Board of Directors in July 2020, the Nominating and Corporate Governance Committee recommended, and Board of Directors designated, Mr. Pettinella to serve as Lead Independent Director. In this role, the Lead Independent Director serves as a liaison between the Chairman and the other directors. We believe it is important, while the Board has a Chairman that is also our Chief Executive Officer, for the Lead Independent Director to ensure that we are implementing and maintaining strong corporate governance practices. The Lead Independent Director presides over the executive sessions of the Company’s

12	2022 Proxy Statement

Corporate Governance

non-management directors, which are held in conjunction with each regular Board of Directors meeting and may be called by the Lead Independent Director as circumstances warrant. The Lead Independent Director also is responsible for collaborating with and supporting each of our standing committees in performing their designated roles for the Board of Directors. The role and responsibilities of our Lead Independent Director are described in our Corporate Governance Guidelines, a copy of which is posted on the Company’s website, https://ir.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Board Evaluations and Process for Selecting Directors

Our annual Board evaluation process focuses on assessments of the Board of Directors at the Board, committee, and individual director levels. During this process, directors identify key skills and characteristics currently present on the Board, which the Nominating and Governance Committee then utilizes as a tool to identify gaps in specific skill sets. The results of the Board evaluations are aggregated by our General Counsel and Nominating & Corporate Governance chair, and reported to the Nominating & Governance Committee and then to our full Board. Our Nominating & Corporate Governance Committee discusses Board succession and reviews potential candidates. When seeking candidates for election and appointment to the Board of Directors, our Nominating and Corporate Governance Committee will consider candidates that possess the integrity, leadership skills and competency required to direct and oversee our management in the best interests of our stockholders, clients, employees, communities we serve and other affected parties. When seeking director candidates, our Nominating & Corporate Governance Committee also considers the competency of the Board of Directors as a whole and has increased its focus on inclusion and diversity of ideas and backgrounds.

Stockholder Nominations

Stockholders may submit candidates for nomination to the Board of Directors in accordance with the procedures set forth in our Amended and Restated Bylaws. There have been no material changes to the procedures by which stockholders may submit candidates for nomination to the Board of Directors since the date of our last proxy statement. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates.

To date, no stockholder nominations for director have been made nor have any stockholder recommendations for director been received by the Company.

Majority Vote Resignation Policy for Director Elections

The Company’s Bylaws provide that Directors are elected by a Plurality Vote. Although nominees who receive the most votes for the available positions will be duly elected, in October 2020, our Board of Directors adopted a director resignation policy for director nominees who receive a majority of “withheld” votes. This policy is posted on the Company’s website, https://ir.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company. If the election is uncontested (the number of director nominees is not greater than the number of Board seats open for election), after the certification of a stockholder vote in which a director nominee received more “withheld” votes than “for” votes, the director must submit his or her resignation to the Chairman of the Board of Directors within five business days.

Upon receipt of the resignation, the Nominating and Corporate Governance Committee will evaluate the factors it deems relevant to making a recommendation to the Board of Directors regarding the tendered resignation, including:

•	the stated reasons why stockholders who withheld votes from the director did so;

•	the qualifications of the director, including whether the director’s resignation would impact the Company’s ability to comply with the requirements of the SEC and NYSE; and

•	whether the director’s resignation would be in the best interests of the Company and its stockholders.

Directors will not participate in deliberations or determinations relating to matters in which they have an interest. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors within 45 days after the stockholder meeting at which the election occurred. The recommendation may include accepting or rejecting the resignation or rejecting the resignation while committing to mitigate or cure the underlying reasons reasonably believed to have resulted in the withheld votes. The Board will consider the recommendation and take formal action no later than 120 days after the stockholder meeting, and the Company will promptly disclose the decision.

Manning & Napier, Inc.	13

Corporate Governance

Executive Sessions

Executive sessions of the Company’s non-management directors are held in conjunction with each regular Board of Directors meeting and may be held at other times as circumstances warrant.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the process of risk management which may, from time to time, be delegated to a committee. Members of management at the Company who bear responsibility for the management and assessment of risk regularly communicate with the Board of Directors regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board of Directors may maintain oversight over such risks through the receipt of reports provided by the committee to the full Board of Directors. In addition, if a particular risk is material, or where otherwise appropriate, the full Board of Directors may assume oversight over a particular risk, even if the risk was initially overseen by a committee. Our Board of Directors believes that its leadership structure described above facilitates its oversight of risk management because it allows the Board of Directors, working through its committees, to appropriately participate in the oversight of management’s actions.

The Company’s Audit Committee maintains initial oversight of risks related to the integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function) and the performance of the Company’s independent auditor.

The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity incentive programs, other executive or company-wide incentive programs and hiring and retention. The Compensation Committee also reviews the Company’s compensation programs periodically for consistency and overall alignment with corporate goals and strategies.

The Company’s operating subsidiaries maintain several committees to address risks that the Company has determined to be of material importance to necessitate ongoing monitoring, such as regulatory compliance, litigation, financial reporting, cybersecurity, human resources and vendor management. These committees oversee our cybersecurity risk management program and receive updates on our cybersecurity risk profile. The committees are each comprised of key members of senior management, who meet periodically throughout the year and escalate any material issues to the Company’s Board of Directors when appropriate.

Communications with the Board of Directors

Stockholders and all other interested parties may communicate with the Board of Directors, committees of the Board of Directors, and the independent or non-management directors, each as a group, and individual directors by submitting their communications in writing to the attention of the Company’s Corporate Secretary. All communications must identify the recipient(s), author, and state whether the author is a stockholder of the Company, and may be forwarded to the following address:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Attn: Corporate Secretary

Our Board of Directors has directed the Corporate Secretary not to forward to the intended recipient any communications that are reasonably determined in good faith by the Corporate Secretary to relate to improper or irrelevant topics or are substantially incomplete.

Corporate Governance Guidelines

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our stockholders, and we continually review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our Class A common stock is traded.

Our Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders, a copy of which is posted on the Company’s website, https://ir.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

14	2022 Proxy Statement

Corporate Governance

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The purpose and role of this code is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and help enhance and formalize our culture of integrity, honesty and accountability. We intend to disclose within four business days any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics, by posting that information on the Company’s website. Our Code of Business Conduct and Ethics is posted on the Company’s website, https://ir.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Hedging Policies

Our Board of Directors has adopted an Insider Trading and Confidentiality Policy Statement that applies to all of the Company’s directors, officers and employees. The purpose of this policy, in addition to addressing the treatment of material non-public information, is to make clear that the Company considers it improper and inappropriate for its officers, directors and employees to engage in short-term or speculative transactions in the Company’s Class A common stock and transactions designed to offset any decrease in the market value of our stock. Our policy prohibits our directors, officers and employees from engaging in the following transactions:

•	trading in options on or short sales of our Class A common stock;

•	puts, calls or other derivative securities of our Class A common stock;

•	hedging transactions;

•	holding our Class A common stock in a margin account as collateral for a margin loan; and

•	pledging shares of our Class A common stock as collateral for a loan.

Our Insider Trading and Confidentiality Policy Statement is posted on the Company’s website, https://ir.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Corporate Social Responsibility

We strive to build brighter futures, no matter what comes next.

For clients, we create and deliver differentiated financial solutions with exceptional client service to help our clients achieve their financial goals.

For stockholders, we focus on increasing the fundamental value of Manning & Napier and returning that value to our stockholders.

For employees, we emphasize a culture that embraces diversity of talent, background and perspectives. We value meaningful relationships, bold initiative, and continuous growth, and we seek to create a more diverse and inclusive culture as we believe they are fundamental to our success as a company.

For communities where we live and work, we are dedicated to supporting our employees in contributing both time (with paid volunteer days) and financial resources (through a charitable giving match) to improve the well-being of our communities.

Talent Management, Diversity & Inclusion

We believe that our employees are the lifeblood of our business, and the long-term success of our clients and stockholders is highly dependent on the accomplishments of our people. To that end, we are heavily invested in the success of our people and work to ensure that there is strong economic alignment between our people, clients, and stockholders.

We believe deeply that character matters and that firms with great cultures and strongly held values stand a better chance of delivering excellent results for all stakeholders. We are fiduciaries, and for over 50 years, we have always understood in the most profound ways what it means to put clients’ interests first.

Manning & Napier, Inc.	15

Corporate Governance

As of December 31, 2021, we had 279 employees, the majority of whom are based in Fairport, New York. Women represented 42% of our workforce, while people of color represented 10%. The Executive Committee that is responsible for day-to-day operations of the firm is comprised of 33% female members, while 22% are people of color. Increasing the diversity of our firm, its leadership and its board is a stated objective for our management team and the board. We are committed to a workplace of belonging, and our Committee for Diversity and Inclusion is a critical component in setting a tone where diversity is embraced, celebrated and utilized to drive better decision making and outcomes for all stakeholders. Our long-term goal is to have a workforce and a leadership team whose makeup is similar to the demographics of our country and the communities in which we do business. This will take time, but we are committed to making consistent progress. To that end, we have established goals against which we can measure our progress, specifically that 20% of new employees hired annually will be racially or ethnically diverse, and 50% will be women. In 2021, 44% of our new hires were female and 25% of our new hires were people of color.

We seek to foster a creative and innovative workplace that is a reflection of our values and the communities in which we operate. We are committed to attracting, developing and retaining a diverse team of highly talented and engaged employees to deliver superior solutions and provide excellent service to our clients. We want to be a destination of choice for the most capable and promising talent.

We devote significant resources to ensure that we have a deep bench of talented employees that have the necessary training to perform their duties, including firm-sponsored training and development activities, assistance for continuing professional education and tuition assistance for academic programs.

We strive for high levels of employee engagement to support our values-based culture. We provide employees with the tools and flexibility to maintain a healthy work-life balance. We are committed to frequent and meaningful communication with employees, and solicit regular feedback from them, both informally and via survey data. We employ a comprehensive objective setting and performance review process to ensure clear feedback is given and people know what is expected and how they are doing. Consistent with our values, we encourage openness and healthy debate.

16	2022 Proxy Statement

Executive Compensation

Summary Compensation Table

The following tables and related narrative contain information regarding the compensation earned during the fiscal years ended December 31, 2021 and 2020 of our principal executive officer, and each of our two most highly compensated executive officers serving with us at December 31, 2021, other than our principal executive officer. We refer to these individuals in this Annual Report as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		All Other Compensation ($) (6)	Total ($)

Marc O. Mayer Chief Executive Officer	2021	600,000	1,028,417	(4)	972,224	476,583	(5)	18,450	3,095,674
	2020	500,000	787,000		—	675,000		17,481	1,979,481

Ebrahim Busheri Director of Investments	2021	425,000	—		440,919	1,375,751	(5)	41,993	2,283,663
	2020	425,000	—		260,129	2,478,037		34,950	3,198,116

Paul Battaglia Chief Financial Officer	2021	250,000	319,500	(4)	194,446	—		18,450	782,396
	2020	250,000	375,000		165,263	—		13,589	803,852

(1)	Represents bonus amounts paid as described in “Narrative to the Summary Compensation Table-Annual Bonus.”
(2)

Represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. The amounts reported in this column have been computed in accordance with FASB ASC Topic 718. For a discussion of assumptions used in the 2021 valuations, see Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	Represents non-equity incentive plan compensation amounts paid as described in “Narrative to the Summary Compensation Table-Non-Equity Incentive Plan Compensation.”
(4)

In addition to the amounts shown for Messrs. Mayer and Battaglia, a portion of their bonus in the amounts of $611,583 and $110,500, respectively, was deferred under our Deferred Incentive Compensation Program and will vest over three years subject to continued employment through the end of the first year, as described in “Narrative to the Summary Compensation Table-Annual Bonus.”

(5)

In addition to the amounts shown for Messrs. Mayer and Busheri, a portion of their annual non-equity incentive plan compensation in the amounts of $283,417 and $808,835, respectively, was deferred under our Deferred Incentive Compensation Program and will vest over three years subject to continued employment through the end of the first year, as described in “Narrative to the Summary Compensation Table-Non-Equity Incentive Plan Compensation.”

(6)

Represents the aggregate dollar amount of all miscellaneous compensation received by our named executive officers for 2021. The following table summarizes the Company’s contributions to the Company’s 401(k) and Profit Sharing Plan and Other Compensation for each of our named executive officers for 2021:

Name	401(k) Profit Sharing and Matching Contributions	Other Compensation		Total—All Other Compensation

Marc O. Mayer	$18,450	$ —		$18,450

Ebrahim Busheri	$18,450	$23,543	(7)	$41,993

Paul Battaglia	$18,450	$ —		$18,450

(7)

Mr. Busheri is a permanent resident of the state of Florida. Based on the job requirements of his role, in a typical year when our workforce is not operating remotely, he is required to travel regularly to the Company’s headquarters in Rochester, New York. In lieu of the Company reimbursing Mr. Busheri for individual meals and lodging while in Rochester, the Company contributes to the cost of renting an apartment in Rochester, New York.

Manning & Napier, Inc.	17

Executive Compensation

Narrative to the Summary Compensation Table

Overview. Our compensation programs for our named executive officers are designed to meet the following objectives:

•	support our business strategy;

•

attract, motivate and retain top-tier professionals within the investment management industry by rewarding past performance and encouraging future contributions to achieve our strategic goals and enhance stockholder value;

•	link total compensation to individual, team and Company performance on both a short-term and a long-term basis;

•	align our named executive officers’ interests with those of our stockholders; and

•	be flexible enough so we can respond to changing economic conditions.

Our compensation programs for our named executive officers provide opportunities, predominantly contingent upon performance, which we believe have assisted our ability to attract and retain highly qualified professionals. In the past we have used a combination of cash compensation programs and equity participation. As a result of the expiration of our 2011 Equity Compensation Plan (our “2011 Plan”) in November 2021, we will only be able to use cash compensation programs in the future. We periodically evaluate the success of our programs in achieving these objectives and we expect that some of our policies and practices may change in order to enable us to better achieve these objectives.

Annual Salary. Our Compensation Committee reviews the annual salaries of our named executive officers. Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on our performance. We consider it a baseline compensation level that delivers some current cash income to these executives. In conjunction with the amendment of Mr. Mayer’s employment agreement on December 31, 2020, the Compensation Committee determined to increase the amount of Mr. Mayer’s base salary from $500,000 to $600,000 for the year ending December 31, 2021. With the exception of Mr. Mayer, no changes were made to the annual base salaries of our named executive officers for 2021.

CEO Scorecard Approach. In 2021, our Compensation Committee moved to the use of a structured scorecard to evaluate the performance of Mr. Mayer as CEO and to determine his incentive compensation. The scorecard is designed to align Mr. Mayer’s compensation with the Company’s performance and the interests of our stockholders and clients. In the fourth quarter of 2020, the Compensation Committee established the CEO’s target incentive compensation opportunity and also set the scorecard performance measures and weightings. In setting the target incentive amounts and determining the final amounts to be paid based on performance, the Compensation Committee considers a number of wholistic factors based on feedback from our independent compensation consultant and comparison to industry peers. In the fourth quarter of 2020, the Compensation Committee determined that Mr. Mayer’s target annual incentive would be $2.4 million for the year ending December 31, 2021, which within the context of expected performance, may be subject to an upward or downward adjustment of approximately 25% at the Compensation Committee’s discretion.

The performance categories, weightings and measures used in the 2021 scorecard were the following:

•	Investment Performance (20% weighting). Deliver excellent investment results for clients measured on one-year and three-year investment performance relative to benchmarks;

•

Financial Results (20% weighting). Deliver strong financial results for stockholders based on our one-year relative results for net client cash flows, operating margins, EBITDA, and economic net income; and

•

Strategic Initiatives (60% weighting). Achieve long-term value and success for clients and stockholders via strategic initiatives including: finalizing wealth management sales strategy changes, completing structural enhancements to our institutional and intermediary sales teams, improving overall distribution productivity, completing digital transformation and other operational model changes, and improving employee morale, diversity and inclusion, succession planning and key personnel initiatives.

Annual Bonus. Cash incentive compensation is a key part of the overall annual compensation for Messrs. Mayer and Battaglia. A portion of the cash bonus that Mr. Mayer earned, and Mr. Battaglia’s entire cash bonus for 2021 was discretionary and based on the completion of agreed upon individual goals during the year.

Based on his individual performance for 2021 and achievement of, or significant progress on, various strategic initiatives and the Compensation Committee’s discretion, Mr. Mayer earned a bonus of $1,640,000, of which $1,028,417 was paid in cash and $611,583 was deferred under our Deferred Incentive Compensation Program subject to his continued employment.

Based on his individual performance for 2021, Mr. Battaglia earned a bonus of $430,000, of which $319,500 was paid in cash and $110,500 was deferred under our Deferred Incentive Compensation Program subject to his continued employment.

We implemented our Deferred Incentive Compensation Program on January 1, 2021. Under such program, a portion of a covered employee’s cash incentive compensation in excess of certain thresholds is deferred are paid in the form of an award under our 2018 Long-

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Term Incentive Plan (our “2018 Plan”), which is invested in units of the Manning & Napier Fund, Inc. The percentage of an employee’s cash incentive compensation that is deferred is based on the aggregate amount of cash incentive compensation for the year, and ranges from 15% on the first $100,000 of cash incentive compensation up to 40% on cash incentive compensation in excess of $500,000. The awards under the program vest over three years, provided that the employee remains employed with us through the end of the first year. Upon vesting, the employee receives the value of the vested portion in cash or in the units in which the award is invested.

Equity Based Compensation. Our 2011 Plan permitted the grant or issuance of a variety of equity awards of both Manning & Napier, Inc. and of Manning & Napier Group, LLC (“Manning & Napier Group”). In determining the equity awards to be granted to our named executive officers, we have taken into account the following factors:

•	the value of such awards;

•	the named executive officer’s level of current and potential job responsibility; and

•	our desire to retain the named executive officer over the long term.

In 2021, Mr. Mayer received an equity award of 163,339 restricted stock units (“RSUs”) issued under our 2011 Plan based on fiscal 2020 performance that will convert to shares of our Class A common stock on a one-for-one basis. The RSUs are subject to time vesting, with 40,849 vesting on each of February 1, 2023, February 1, 2024 and February 1, 2025, and 40,852 vesting on February 1, 2026.

In 2021, Mr. Busheri received an equity award of 74,104 RSUs issued under our 2011 Plan based on fiscal 2020 performance that will convert to shares of our Class A common stock on a one-for-one basis. The RSUs are subject to time vesting, with 24,702 vesting on December 31, 2021, 24,702 vesting on December 31, 2022, and 24,700 vesting on December 31, 2023.

In 2021, Mr. Battaglia received an equity award of 32,680 RSUs issued under our 2011 Plan based on fiscal 2020 performance that will convert to shares of our Class A common stock on a one-for-one basis. The RSUs are subject to time vesting, with 8,170 vesting on each of February 1, 2023, February 1, 2024 and February 1, 2025, and February 1, 2026.

Our 2011 Plan expired in November 2021. Therefore, we no longer have an incentive plan that allows for the grant of future equity awards.

Non-Equity Incentive Plan Compensation. Cash incentive compensation is a key part of the overall annual compensation for Messrs. Mayer and Busheri. Under the terms of Mr. Mayer’s 2021 CEO scorecard, the amount of his 2021 non-equity incentive compensation was based on our investment performance and financial results. Mr. Mayer earned non-equity incentive compensation of $760,000 for 2021, of which $476,583 was paid in cash and $283,417 was deferred under our Deferred Incentive Compensation Program subject to his continued employment.

The 2021 non-equity incentive compensation for Mr. Busheri was based on the investment returns of the Company’s assets under management over the one-, three- and five-year time horizons. Mr. Busheri earned non-equity incentive compensation of $2,184,586 for 2021, of which $1,375,751 was paid in cash and $808,835 was deferred under our Deferred Incentive Compensation Program subject to his continued employment.

Retirement Benefits. We maintain a contributory defined contribution retirement plan for all employees, and match up to 50% of each employee’s contributions, not to exceed 3.5% of their total compensation during the years ended December 31, 2021 and 2020, (other than catch-up contributions by employees age 50 and older) up to an annual limitation as determined by the IRS. In addition, we may make an annual discretionary profit sharing contribution, subject to certain limitations.

Employment Agreements

Mr. Mayer. We entered into an employment agreement with Mr. Mayer on January 30, 2019, which was subsequently amended on December 31, 2020. Pursuant to his employment agreement, upon Mr. Mayer’s employment and appointment as Chief Executive Officer on January 30, 2019, he was granted under the 2011 Plan a total of 375,000 RSUs (the “Sign-On RSUs”) and options to purchase up to 3,500,000 shares of our Class A common stock at an exercise price of $2.01 per share. The Sign-On RSUs converted to shares of our Class A common stock on a one-for-one basis. The option to purchase up to 500,000 shares of our Class A common stock is subject to time vesting (the “TSOs”). One-third of the TSOs vested on each of January 1, 2020, January 1, 2021, and January 1, 2022. The option to purchase up to 3,000,000 shares of our Class A common stock is subject to the achievement of specified performance-vesting criteria (the “PSOs”) and vests in installments only if the closing price per share of our Class A common stock as reported on the New York Stock Exchange exceeds a certain threshold for 20 consecutive days prior to the specified date. As of December 31, 2021, all of the 3,000,000 PSOs had vested. For additional information on the performance-vesting criteria, see the “Outstanding Equity Awards at Fiscal Year End” table below.

On December 31, 2020, we entered into an amendment to the employment agreement with Mr. Mayer. Pursuant to the amended employment agreement, in the fourth quarter of each year, the Compensation Committee and Mr. Mayer will negotiate in good faith to

Manning & Napier, Inc.	19

Executive Compensation

determine Mr. Mayer’s target annual incentive amount for the following year. This process is in effect for target annual incentive amounts in 2021 and all later years. The Committee determined that Mr. Mayer’s target annual incentive would be $2.4 million for the year ending December 31, 2021, which within the context of expected performance, may be subject to an upward or downward adjustment of approximately 25% in the Committee’s discretion. In addition, the amended employment agreement provides for up to 40% of Mr. Mayer’s cash incentive compensation to be deferred under our Deferred Incentive Compensation Program and paid in the form of an award under our 2018 Plan.

Pursuant to Mr. Mayer’s employment agreement, if his employment is terminated due to his death or disability, and subject to certain restrictions, his estate or he will be eligible to receive: (1) his base salary, reimbursement of expenses and other benefits to which he would be entitled through the termination date; (2) immediate vesting of any unvested Sign-On RSUs; and (3) a pro rata portion of the target annual cash bonus in the year his employment is terminated. If Mr. Mayer is terminated without cause or resigns with good reason, he will be eligible to receive the compensation discussed above in addition to an aggregate of $5 million in severance payments paid over the two-year period following the termination or resignation, provided he executes and does not revoke a general release and waiver of all claims. If Mr. Mayer’s employment is terminated due to his disability, then for the period of time during which his disability continues, he may continue to participate in certain of the employee benefit plans in which he participated immediately prior to his removal.

In addition, if Mr. Mayer is terminated without cause or resigns for good reason after January 1, 2020 and a change in control occurs within 12 months, the Company will pay Mr. Mayer the cash equivalent of the number of TSOs that would have vested had he remained employed through the date of the change in control multiplied by the excess of the value of a share of our Class A common stock in the change in control transaction over the exercise price of the TSOs.

If Mr. Mayer is terminated for cause or Mr. Mayer resigns without good reason, he will be eligible to receive his base salary, reimbursement of expenses and other benefits to which he would be entitled through the termination date, and he will forfeit his unvested Sign-On RSUs, TSOs and PSOs and any unpaid annual cash bonuses.

Pursuant to Mr. Mayer’s employment agreement, during and for a two-year period following termination of employment: (1) Mr. Mayer may not, without the written consent of the Company, directly or indirectly (a) persuade or encourage, or attempt to do so, any customer, client, or affiliate of the Company or an affiliate to cease doing business with the Company or an affiliate or to compete with the Company or an affiliate, or (b) solely with respect to clients or customers for whom the Company or an affiliate is a provider of investment management services with respect to 50% or more of the client’s or customer’s assets under management, do business with such customer, client or affiliate; (2) Mr. Mayer may not compete with the Company in the territories served, or contemplated to be entered by, the Company or its affiliates; and (3) Mr. Mayer may not, without the written consent of the Company, directly or indirectly employ or contract any person who then is or has been an employee of or consultant to the Company or its affiliates within one year prior to such date of termination and with whom Mr. Mayer has material contact. Mr. Mayer must also forever hold in a fiduciary capacity for our benefit all secret and confidential information obtained by him and may not, without the written consent of the Company or as required by law, disclose such information to anyone other than the Company and those designate by the Company.

Messrs. Battaglia and Busheri. During 2021, Manning & Napier Advisors was party to agreements with each of Messrs. Battaglia and Busheri, which provide for at-will employment for each of them. While these agreements do not provide compensation terms or duration of employment, such agreements include restrictive covenants concerning competition with us and solicitation of our employees and clients. Pursuant to such agreements, for an eighteen-month period following termination of employment, the former employee may not solicit, persuade or encourage any of our customers, partners, affiliates, suppliers or vendors to cease doing business with us or our affiliates, to compete with us or our affiliates, or to do business with any competitor of us or our affiliates. The former employee may not, for an eighteen-month period following termination of employment and without written consent of Manning & Napier Advisors, solicit, recruit, hire or engage any employee of Manning & Napier Advisors or its affiliates with whom the former employee had material conduct during the former employee’s employment with Manning & Napier Advisors. Pursuant to his employment terms, Mr. Battaglia is entitled to severance payments of up to one year’s base salary plus 50% of his annual target bonus, as well as continuation of medical benefits for up to one year.

Determination of Compensation and Role of Directors and Executive Officers in Compensation Decisions

Our Compensation Committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our named executive officers. For a discussion of the Compensation Committee’s role and responsibility, see “Corporate Governance-Board Committees-Compensation Committee” included earlier in this Proxy Statement. Our Chief Executive Officer and Chairman also works with the Compensation Committee and the Board of Directors to set the compensation of the named executive officers other than themselves. Our Compensation Committee, with the oversight of the Board of Directors, has been delegated the authority for:

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(1) overseeing our compensation policies and programs and setting the compensation of our Chief Executive Officer and Chairman; (2) reviewing our achievements as a company and the achievements of our named executive officers; and (3) providing input and guidance to our Chief Executive Officer and Chairman in the determination of the specific type and level of compensation of our other named executive officers and the rest of the senior management team.

Role of Independent Compensation Consultant

Our Compensation Committee is responsible for determining the compensation of our named executive officers. During 2021, Aon/McLagan provided the Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends in those industries generally. Aon/McLagan provides guidance and assistance to the Compensation Committee as it makes its compensation decisions, either directly to the full Compensation Committee or through conversations with the Committee’s chairman. Aon/McLagan has not provided any services to the Company other than those it provided to the Compensation Committee in its role as independent consultant. We, from time to time, will review our relationship with Aon/McLagan and reaffirm its appointment as our independent consultant.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards as of December 31, 2021 for our named executive officers:

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)

Marc O. Mayer	—	166,666	—	$2.01	1/1/2026	(2)	—		$—
	45,334	—	—	$2.01	3/9/2025	(3)	—		$—
	288,000	—	—	$2.01	6/3/2025	(4)	—		$—
	—	—	—	N/A	N/A		163,399	(5)	$1,357,846

Ebrahim Busheri	—	—	—	N/A	N/A		100,407	(6)	$834,382

Paul Battaglia	—	—	—	N/A	N/A		137,943	(7)	$1,146,306

(1)

Amount shown is determined by multiplying the closing sales price of our Class A common stock as of December 31, 2021, which was $8.31 per share as reported on the New York Stock Exchange, by the number of shares or units that have not vested.

(2)	These options vested on January 1, 2022.
(3)	These options became exercisable on March 9, 2021.
(4)	These options became exercisable on June 3, 2021.
(5)	The RSUs are subject to time vesting with one-fourth vesting on each of February 1, 2023, February 1, 2024, February 1, 2025 and February 1, 2026.
(6)	The RSUs are subject to time vesting, with 75,707 of such RSUs vesting on December 31, 2022 and 24,700 RSUs vesting on December 31, 2023.
(7)

The RSUs are subject to time vesting, with 8,170 of such RSUs vesting on each of February 1, 2023, February 1, 2024, February 1, 2025 and February 1, 2026; 26,316 of such RSUs vesting on each of February 3, 2022, February 3, 2023 and February 3, 2024; and 26,315 of such RSUs vesting on February 3, 2025.

Manning & Napier, Inc.	21

Executive Compensation

Director Compensation

In fiscal year 2021, compensation for our non-employee directors included an annual cash retainer of $95,000 (prorated for the time period served as directors in 2021 by Messrs. Holder and Kopech), an annual cash retainer of $15,000 for the chairs of our Audit Committee, Nominating & Governance Committee and Compensation Committee (prorated for the time period served as chair by Messrs. Holder and Kopech), an annual cash retainer of $50,000 for the Lead Independent Director, and a $95,000 equity grant of vested unrestricted stock in 2021 to reflect the non-employee directors’ service for fiscal year 2020. The value of the equity grant included in the table below may differ as it represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board of Directors, committee and stockholder meetings, or other Company related business, including reasonable out-of-pocket expenses for travel, meals and lodging. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

Mr. Kopech did not stand for reelection to the Board at the 2021 annual meeting of stockholders.

Mr. Goldberg received quarterly compensation of $12,500 per quarter in his role as a consultant to the Company for January 1, 2021 through December 31, 2021. In his capacity as both a director and an employee of the Company, Mr. Mayer did not receive any compensation for his service as director while employed by the Company during the year ended December 31, 2021.

The following table sets forth information concerning non-employee director compensation during the year ended December 31, 2021. Refer to the “Summary Compensation Table” above for compensation earned by Mr. Mayer in 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All other compensation		Total ($)

Lofton Holder	58,150	—	—		58,150

Richard Goldberg	95,000	—	50,000	(2)	145,000

Barbara Goodstein	110,000	104,943	—		214,943

Robert Kopech	50,500	104,943	—		155,443

Kenneth A. Marvald	95,000	104,943	—		199,943

Edward J. Pettinella	160,000	104,943	—		264,943

(1)

Represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. The amounts reported in this column have been computed in accordance with FASB ASC Topic 718. For a discussion of assumptions used in the 2021 valuations, see Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	Mr. Goldberg serves as a consultant to the Company. In 2021, the Company paid Mr. Goldberg an annual consulting payment of $50,000.

Equity Compensation Plan Information

The following table shows information as of December 31, 2021 about shares of our Class A common stock authorized for issuance under the 2011 Plan. The 2011 Plan expired in November 2021. As such, at December 31, 2021, there were no awards available for future issuance pursuant to the 2011 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (#)

Equity compensation plans approved by security holders	3,921,611	(1)	$2.01	(2)	—	(3)

Equity compensation plans not approved by security holders	428,812	(4)	$—	(5)	—

Total	4,350,423		$—		—

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(1)

Represents shares of our Class A common stock issuable upon the vesting of RSUs and the vesting and exercise of stock options granted under the 2011 Plan. As of December 31, 2021, the Company had 3,421,611 outstanding RSUs, 333,332 outstanding unexercised vested options to purchase shares of Class A common stock and 166,668 outstanding unvested options to purchase shares of Class A common stock.

(2)	Represents weighted-average exercise price of outstanding stock options as of December 31, 2021. There is no exercise price associated with the RSUs outstanding at December 31, 2021.
(3)	The 2011 Plan expired in November 2021. As such, at December 31, 2021, there were no awards available for future issuance pursuant to the 2011 Plan.
(4)

Represents units of Manning & Napier Group which may be exchangeable for shares of our Class A common stock. For a description of material terms, see “Certain Relationships and Related Party Transactions—Related Party Transactions—Exchange Agreement” below.

(5)	No additional consideration is payable in connection with the exchange of units of Manning & Napier Group for shares of our Class A common stock.

Manning & Napier, Inc.	23

Principal and Management Stockholders

The following table sets forth information regarding the beneficial ownership of our capital stock as of April 25, 2022 with respect to:

•	each person known to us to own beneficially more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our directors and executive officers as a group.

The following table does not include any shares of Class A common stock that may be outstanding within 60 days after April 25, 2022 pursuant to the right of holders of Class A units of Manning & Napier Group, pursuant to the terms of the exchange agreement with M&N Group Holdings to exchange those units for shares of Class A common stock because no final binding elections to tender units for exchange have been received by the Company as of April 25, 2022.

The information as to the number of shares beneficially owned by the individuals and entities listed below is derived from reports filed with the SEC by such persons and Company records. In accordance with the rules and regulations of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of April 25, 2022. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock. For more information regarding our principal stockholders and the relationship they have with us, see “Certain Relationships and Related Party Transactions.” Unless otherwise indicated, the address for each stockholder listed below is c/o Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450.

	Class A common stock (1)

Beneficial Owner	Number of Shares Beneficially Owned (#) (2)	Percent of Shares Beneficially Owned (%) (2)

Executive Officers and Directors

Marc Mayer (3)	1,789,755	9.1%

Ebrahim Busheri	360,114	1.9%

Paul Battaglia	31,779	*

Barbara Goodstein	177,848	*

Richard S. Goldberg	145,137	*

Lofton Holder	—	—%

Kenneth A. Marvald	130,966	*

Edward J. Pettinella	539,318	2.8%

All executive officers and directors as a group (14 persons)	3,389,436	17.3%

5% Stockholders

QCI Asset Management Inc. (4)	2,589,969	13.5%

Renaissance Technologies LLC (5)	1,040,968	5.4%

*	Less than 1%.
(1)	Each share of our Class A common stock is entitled to one vote per share.
(2)

As of April 25, 2022, there were 19,124,332 shares of our Class A common stock outstanding. The percentage of beneficial ownership as to any person as of that date is calculated by dividing the number of shares beneficially owned by the person, which includes the number of shares as to which the person has the right to acquire voting or investment power as of or within 60 days of such date, by the sum of the number of shares outstanding as of the date plus the number of shares as to which the person as the right to acquire voting or investment power as of or within 60 days of such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

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Principal and Management Stockholders

(3)	Number of shares beneficially owned includes 500,000 presently exercisable stock options.
(4)

Information obtained from a Schedule 13G/A filed with the SEC on February 22, 2022 by QCI Asset Management, Inc., 1040 Pittsford Victor Rd., Pittsford, NY 14534. According to the Schedule 13G/A, QCI Asset Management Inc. beneficially owns and has sole voting and dispositive power over 2,589,969 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock.

(5)

Information obtained from a Schedule 13G/A filed with the SEC on February 11, 2022 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, 800 Third Avenue, New York, NY 10022. According to the Schedule 13G/A, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation beneficially own and have sole dispositive power over 1,040,968 shares of our Class A common stock, sole voting power over 1,004,568 shares of our Class A common stock and shared voting and dispositive power over zero shares of our Class A common stock.

Manning & Napier, Inc.	25

Proposal 2

Ratification of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PwC as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Audit Committee has appointed PwC as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for our fiscal year ending December 31, 2022. Stockholders are being asked to ratify the action of the Audit Committee.

PwC has been our independent auditor since 2007, and no relationship exists other than the usual relationship between an auditor and its client. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions by stockholders and will have the opportunity to make a statement if the representatives desire to do so.

If our stockholders do not ratify the appointment of PwC at the Annual Meeting, the Audit Committee may, but is not required to, reconsider whether to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2022 fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), in each of the last two years.

	Year Ended December 31,

Fee Category	2021	2020

Audit Fees (1)	$1,347,140	$1,304,811

Audit-Related Fees (2)	2,300	2,200

Tax Fees	—	—

All Other Fees (3)	373,900	116,400

Total Fees (4)	$1,723,340	$1,423,411

(1)

Audit fees consist of fees and expenses for professional services provided in connection with the annual audit of our consolidated financial statements, services that an independent registered public accounting firm would customarily provide in connection with subsidiary audits, and the annual audits of the financial statements of the Exeter Trust Company collective investment trusts.

(2)	Audit-related fees consist of fees for the performance of audits and attest services not required by statute or regulations.
(3)

In 2021, as part of the Company’s digital transformation initiative, PwC provided assistance to the Company related to assessments and implementation of processes. PwC’s 2021 fees, including expenses, for these services were $373,000. In 2020, All Other Fees includes $115,500 of fees paid by the advisor on behalf of the funds we manage related to the merger of certain series within the funds. In 2021 and 2020, All Other Fees consist of procurement of a financial statement disclosure checklist offered by PwC to its clients.

(4)

PwC also provides audit and tax services to the mutual funds we manage. Fees for these services were approximately $634,700 and $640,145 for audit fees in 2021 and 2020, respectively, and $258,909 and $430,920 for tax services in 2021 and 2020, respectively. The tax services provided consisted primarily of tax compliance and related services for the mutual funds. The fees for these services are not included in this table as they were not provided to us or our consolidated subsidiaries.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s registered public accounting firm. The Audit Committee will annually review and pre-approve the audit and non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. The Audit Committee may also designate a member of management to monitor the performance of all services provided by the independent registered public accounting firm and report his or her findings to the Audit Committee.

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Audit Committee Report

Notwithstanding anything to the contrary set forth in any filings of Manning & Napier, Inc. under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. The Company’s independent registered public accounting firm, PwC, is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

In performing its oversight role, the Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The Audit Committee has also discussed with PwC matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Pursuant to the requirements of the Public Company Accounting Oversight Board, the Audit Committee has also received and reviewed the written disclosures and the letter from PwC, and has discussed with PwC its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Respectfully submitted:

Audit Committee

Edward J. Pettinella, Chairman

Barbara Goodstein

Lofton Holder

Kenneth A. Marvald

Manning & Napier, Inc.	27

Proposal 3

Advisory Vote on Executive Compensation

The Board of Directors, upon the recommendation of the compensation committee, unanimously recommends that stockholders vote, on an advisory basis, FOR the approval of the compensation of the company’s named executive officers.

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote on an advisory resolution to approve the executive compensation of our named executive officers. Accordingly, stockholders will vote on approval of the following resolution at the 2022 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative disclosure.

Our compensation programs for our named executive officers are designed to meet our objectives of supporting our business strategy, attracting, motivating and retaining top-tier professionals within the investment management industry, linking total compensation to individual, team and Company performance on both a short-term and a long-term basis, aligning our named executive officers’ interests with those of our stockholders, and being flexible enough to respond to changing economic conditions. We provide a combination of the following elements of compensation to our named executive officers: (1) base salary; (2) annual bonus; (3) equity-based and other forms of long-term incentive compensation; (4) retirement benefits; and (5) limited benefits and perquisites.

While our Board of Directors and Compensation Committee intend to carefully consider the outcome of the vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2023 annual meeting of stockholders.

28	2022 Proxy Statement

Certain Relationships and Related Party Transactions

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to our written policy, Transactions with Related Persons Policies and Procedures, our Audit Committee is generally required to review and approve or disapprove of the Company entering into certain transactions with related persons. The policy contains descriptions of certain transactions which are pre-approved transactions. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (1) any of our directors, nominees for director or executive officers; (2) any immediate family member of any of our directors, nominees for director or executive officers; and (3) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

A copy of our Transactions with Related Persons Policies and Procedures is available on our website, https://ir.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Related Party Transactions

The following is a summary of material provisions of various transactions we entered into or that were ongoing with our executive officers, directors or 5% or greater stockholders during the years ended December 31, 2021 and 2020.

Transactions with Non-Controlling Members

From time to time, the Company may be asked to provide certain services, including accounting, legal and other administrative functions for the noncontrolling members of Manning & Napier Group. While immaterial, the Company has not received any reimbursement for such services.

The Company manages the personal funds and funds of affiliated entities of certain of the Company’s executive officers and directors. Pursuant to the respective investment management agreements, in some instances the Company waives or reduces its regular advisory fees for these accounts. The aggregate value of the fees earned was less than $0.1 million for the years ended December 31, 2021 and 2020. No fees were waived in the years ended December 31, 2021 and 2020.

Affiliated Fund Transactions

The Company earns investment advisory fees, distribution fees and administrative service fees under agreements with affiliated mutual funds and collective investment trusts. Fees earned for advisory and distribution services were approximately $42.7 million and $36.5 million in the years ended December 31, 2022 and 2021, respectively. Fees earned for administrative services provided were approximately $1.1 million and $1.7 million for the years ended December 31, 2022 and 2021, respectively. See Note 3 to the consolidated financial statements included in our Annual Report on Form 10-K for disclosure of amounts due from affiliated mutual funds and collective investment trusts.

Manning & Napier, Inc.	29

Certain Relationships and Related Party Transactions

The Company incurs certain expenses on behalf of the collective investment trusts and has contractually agreed to limit its fees and reimburse expenses to limit operating expenses incurred by certain affiliated fund series. The aggregate value of fees waived and expenses reimbursed to, or incurred for, affiliated mutual funds and collective investment trusts was approximately $2.1 million and $4.3 million for the years ended December 31, 2022 and 2021, respectively.

During the year ended December 31, 2020, the Company received approximately $1.4 million in cash for reimbursement of prior expenses paid on behalf of our affiliated mutual funds and collective investment trusts. These expenses were reimbursable to the Company under an agreement with the affiliated mutual fund and collective investments trusts upon the settlement of a claim between both the affiliated mutual funds and the collective investment trusts and a third party. As of December 31, 2019, the Company had recorded a receivable of approximately $0.2 million within other long-term assets on its consolidated statement of financial condition. The remaining $1.2 million of proceeds received was recognized as a gain within other operating costs in its consolidated statements of operations during the year ended December 31, 2020.

Exchange Agreement

In November 2011, we entered into an exchange agreement with M&N Group Holdings, MNCC and the other direct holders of units of Manning & Napier Group (the “Exchange Agreement”). As March 31, 2022, a total of 428,812 units of Manning & Napier Group were held by M&N Group Holdings. Pursuant to the terms of the Exchange Agreement entered into at the time of the Company’s initial public offering, such units may be tendered for exchange or redemption. For any units exchanged, the Company may: (i) pay an amount of cash equal to the number of tendered units multiplied by the value of one share of the Company’s Class A common stock less a market discount and expected expenses; or, at the Company’s election, (ii) issue shares of the Company’s Class A common stock on a one-for-one basis, subject to customary adjustments. As the Company receives units of Manning & Napier Group that are exchanged, or as Manning & Napier Group units are redeemed and retired, the Company’s ownership of Manning & Napier Group will increase.

On March 15, 2021, the Company received notice that 1,592,969 of Class A units of Manning & Napier Group were tendered for redemption or exchange. The independent directors, on behalf of the Company, decided that such exchange would be settled in 1,592,969 shares of unregistered Class A common stock of the Company. The Company completed the exchange on June 30, 2021 and as a result, Manning & Napier acquired an equivalent number of Class A units of Manning & Napier Group and its ownership of Manning & Napier Group increased from 89.0% to 97.7%.

On March 15, 2020, a total of 60,012,419 Class A units, including 59,957,419 units held by William Manning, who was previously the Chairman of the Company’s Board of Directors, were tendered for either cash or shares of the Company’s Class A common stock pursuant to the exchange process. The independent directors, on behalf of the Company as managing member of Manning & Napier Group, decided to settle the transaction as a redemption, utilizing approximately $90.8 million in cash, including approximately $90.7 million paid to Mr. Manning.

The Exchange Agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

Registration Rights Agreement

In November 2011, we entered into a registration rights agreement with the holders of units of Manning & Napier Group, pursuant to which the shares of Class A common stock issued upon exchanges of their units, if any, will be eligible for resale, subject to certain limitations set forth therein.

We have agreed in the registration rights agreement to indemnify the participating holders, solely in their capacity as selling stockholders, against any losses or damages resulting from or relating to any untrue statement, or omission, of any material fact contained in any registration statement, prospectus or any amendments or supplements thereto pursuant to which they may sell the shares of our Class A common stock that they receive upon exchange of their units, except to the extent such liability arose from information furnished by the selling stockholder used in a shelf registration statement, and the participating holders have agreed to indemnify us against all losses caused by their misstatements or omissions of a material fact relating to them. No selling stockholder shall be liable to the Company for an amount in excess of the amount received by such selling stockholder in the offering giving rise to such liability.

We will pay all expenses incident to our performance of, or compliance with, any registration or marketing of securities pursuant to the registration rights agreement. The selling stockholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares of our Class A common stock pursuant to the registration rights agreement.

The registration rights agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

30	2022 Proxy Statement

Certain Relationships and Related Party Transactions

Tax Receivable Agreement

In November 2011, we entered into a tax receivable agreement with the other holders of units of Manning & Napier Group, pursuant to which we are required to pay to the holders of such units 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from: (i) certain tax attributes of their units sold to us or exchanged (for shares of Class A common stock) and that are created as a result of the sales or exchanges and payments under the tax receivable agreement; and (ii) tax benefits related to imputed interest. Payments pursuant to the tax receivable agreement totaled approximately $3.5 million and $0.3 million during the years ended December 31, 2021 and 2020, respectively, none of whom are related persons. Payments pursuant to the tax receivable agreement to Mr. Goldberg were less than $120,000 in each of the years ended December 31, 2021 and 2020.

The tax receivable agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

Manning & Napier, Inc.	31

Other Matters

As of the date of this Proxy Statement, our Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

32	2022 Proxy Statement

Stockholder Proposals for the 2023 Annual Meeting

In order for a stockholder proposal to be eligible to be considered for inclusion in the Company’s proxy statement and proxy card for the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) under Rule 14a-8 of the Exchange Act, the proposal must be received by the Company at its principal executive offices, 290 Woodcliff Drive, Fairport, New York 14450, Attn: Corporate Secretary, no later than December 30, 2022, and must otherwise comply with Rule 14a-8 of the Exchange Act. A stockholder wishing to present other proposals at the 2023 Annual Meeting, including any nomination of persons for election to the Board of Directors, must provide proper written notice such that the proposal must: (1) be received by the Company at the address set forth in the preceding sentence not less than 90 days nor more than 120 days prior to June 22, 2023; provided that if the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of the 2022 Annual Meeting of Stockholders, the proposal must be received by the Company in accordance with its Amended and Restated Bylaws and applicable law no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed and the date on which public disclosure of the meeting date was made; and (2) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Amended and Restated Bylaws and policies. A stockholder notice to the Company of any such proposal must include the information required by the Company’s Amended and Restated Bylaws.

Manning & Napier, Inc.	33

Householding

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain stockholders who have the same address and last name will receive only one copy of this Proxy Statement and the Company’s Annual Report, unless one or more of these stockholders notifies the Company that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one copy of this Proxy Statement and the Annual Report, and would like to request a separate copy of these materials, or you do not wish to participate in householding in the future, please: (1) mail such request to Manning & Napier, Inc. Attn: Investor Relations Department, 290 Woodcliff Drive, Fairport, New York 14450; or (2) contact our Investor Relations Department toll-free at 1-800-983-3369. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

34	2022 Proxy Statement

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2022 Annual Meeting, you may continue to register for electronic delivery of future documents by visiting www.proxyvote.com. If you own shares of Class A common stock indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their stockholders over the Internet. In accordance with this rule, on or about May 4, 2022, we will send stockholders of record at the close of business on April 25, 2022 a Notice of Internet Availability of Proxy Materials or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2021 and how to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting to be held on June 22, 2022. Our 2022 Proxy Statement and Annual Report for the year ended December 31, 2021, are available free of charge at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Sarah C. Turner

Corporate Secretary

Fairport, New York

April 29, 2022

Manning & Napier, Inc.	35

SCAN TO VIEW MATERIALS & VOTE

MANNING & NAPIER, INC. 290 WOODCLIFF DRIVE FAIRPORT, NY 14450

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 21, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MN2022

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 21, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D81670-P73613	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MANNING & NAPIER, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees:

01) Richard S. Goldberg 04) Kenneth A. Marvald
02) Barbara Goodstein 05) Marc O. Mayer
03) Lofton Holder 06) Edward J. Pettinella

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for our fiscal year ending December 31, 2022.					☐	☐	☐

3.	Advisory (non-binding) vote approving compensation of our named executive officers.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D81671-P73613

MANNING & NAPIER, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 22, 2022

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Sarah Turner and Paul Battaglia, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of MANNING & NAPIER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 22, 2022, and any adjournment or postponement thereof. The Annual Meeting will be a virtual meeting, which stockholders can attend over the Internet at www.virtualshareholdermeeting.com/MN2022.

This proxy, when properly executed, will be voted in the manner directed herein and, in the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side